EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 10, 2012

For Immediate Release

Paychex Accelerates Dividend Payments for Two Quarters
Company to pay Q3 and Q4 dividends for fiscal 2013 in December 2012

Rochester, N.Y. (December 10, 2012) - The Board of Directors of Paychex, Inc. (NASDAQ:PAYX), a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses, today declared an accelerated dividend for the third and fourth quarters of fiscal 2013 totaling $.66 per share of common stock. The accelerated dividend is intended by the Board to be in lieu of quarterly dividends Paychex would otherwise have announced in the third and fourth quarters of fiscal 2013, and paid in February and May 2013.

The accelerated dividend is payable December 28, 2012 to shareholders of record December 20, 2012.

“The Board's vote today in support of the dividend acceleration is very consistent with Paychex's shareholder-friendly approach,” said Martin Mucci, Paychex president and chief executive officer. “We do expect taxes on dividends to increase, and we are in a position to accelerate dividend payments, so taking this step is another reflection of our commitment to delivering shareholder value.”

About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses.  The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource services include 401(k) plan recordkeeping, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. A variety of business insurance products, including group health and workers' compensation, are made available through Paychex Insurance Agency, Inc. Paychex was founded in 1971.  With headquarters in Rochester, New York, the company has more than 100 offices serving approximately 567,000 payroll clients as of May 31, 2012.  For more information about Paychex and our products, visit www.paychex.com.

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Media Contact
Laura Saxby Lynch
Director, Corporate Communications
Paychex, Inc.
585-383-3074
Email: lsaxbylynch@paychex.com
Twitter: @PaychexNews